MIMEDX GROUP, INC.
ASSUMED 2006 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, entered into as of ____________ (the “Grant Date”) by and between _______________ (the “Participant”) and MiMedx Group, Inc. (the “Company”);
WHEREAS, the Company maintains the MiMedx Group, Inc. Assumed 2006 Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.Terms of Award and Definitions. The following additional terms used in this Agreement shall have the meanings set forth in this Section 1:
(a)    Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is neither employed by the Company, a director of the Company, nor an independent contractor performing services for the Company.
(b)    Designated Beneficiary. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.
(c)    Restricted Period. A “Restricted Period” is the one year period beginning on the Grant Date and ending on the first anniversary of the Grant Date and the successive one-year periods ending on the second and third anniversaries of the Grant Date.
(d)    Restricted Stock. The number of shares of “Restricted Stock” awarded under this Agreement shall be __________shares. Shares of “Restricted Stock” are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.
Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement. All other capitalized terms shall have the meaning assigned to such terms in the Plan.
2.    Award. The Participant is hereby granted the number of shares of Restricted Stock set forth in Section 1.
3.    Deposit of Shares of Restricted Stock. Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Participant and shall be deposited in a bank designated by the Committee. The grant of Restricted Stock is conditioned upon the Participant endorsing in blank a stock power for the Restricted Stock.
4.    Transfer and Forfeiture of Shares.
(a)    If the Participant’s Date of Termination (as defined above) does not occur during a Restricted Period, then, at the end of such Restricted Period, the Participant shall become vested in one-third of the shares of Restricted Stock, and shall own such shares free of all restrictions otherwise imposed by this Agreement. A certificate reflecting the number of shares of Stock so vested shall be delivered to the Participant as soon as practicable after the end of such Restricted Period, but in any event no later than the fifteenth (15th) day following the end of the applicable Restricted Period. Notwithstanding the foregoing, in the event a Change in Control, as defined in the Plan, occurs on or prior to the third anniversary of the Grant Date and prior to the Participant’s Date of Termination, all of the Participant’s shares of Restricted Stock shall immediately vest and become non-forfeitable.
(b)    If the Participant’s Date of Termination occurs prior to the end of a Restricted Period, the Participant shall forfeit any unvested Restricted Stock as of the Participant’s Date of Termination.
(c)    Otherwise, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant is vested in the shares.
5.    Withholding. Participant must make arrangements, satisfactory to the Company, for satisfaction of any applicable foreign, federal, state or local withholding requirements related to the receipt of Restricted Stock or the lapse of restrictions thereon. If no alternative arrangements are made, the Company may withhold Restricted Stock to satisfy such withholding requirements.
6.    Heirs and Successors.
(a)    This Agreement shall be binding upon, and inure to the benefit of, the Company and the Participant and their respective successors and assigns.
(b)    If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.
(c)    If a deceased Participant has failed to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.
(d)    If a deceased Participant has designated a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
7.    Substituted or Additional Shares. If, from time to time during the term of this Agreement, there is any stock split-up, stock dividend, stock distribution or other reclassification of the Company’s Common Stock, any and all new, substituted or additional securities to which the Participant is entitled by reason of his or her ownership of the Restricted Stock shall be immediately subject to the terms of this Agreement.
8.    Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to, and governed by, the terms of the Plan, a copy of which is enclosed with this Agreement; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.
9.    Charges, Taxes and Expenses. The issuance of certificates for shares of Restricted Stock shall be made without charge to the Participant for any transfer tax or other such expense imposed or incurred with respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.
10.    Governing Law. The governing laws applicable to the Plan shall govern this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the Grant Date.
MiMedx Group, Inc.

By:     ___
Name: Parker H. Petit
Its: Chairman of the Board and CEO
ATTEST:
___________________________________________
Vice President Human Resources and Administration

By my signature below, I further agree to be bound by the terms of the Plan and the Agreement, including but not limited to the terms and provisions contained herein. The Company reserves the right to treat this Award and this Agreement as cancelled, void and of no effect if the Participant fails to return a signed copy of this Agreement within 30 days of receipt of this Agreement.

PARTICIPANT: __________________________________ Date: ____________________

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